Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

February 27, 2026

American Healthcare REIT, Inc.

18191 Von Karman Avenue

Suite 300

Irvine, California 92612

Re: Registration Statement on Form S-3ASR (File No. 333-281488)

Ladies and Gentlemen:

We have served as Maryland counsel to American Healthcare REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the offering and sale from time to time by the Company of shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, having an aggregate offering price of up to $1,750,000,000, in one or more at-the-market offerings, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.
The Registration Statement;
2.
The Prospectus, dated August 12, 2024, as supplemented by a Prospectus Supplement, dated February 27, 2026 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) promulgated under the 1933 Act;
3.
The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
4.
The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
5.
A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
6.
Resolutions adopted by the Board of Directors of the Company (the “Board”) and a duly authorized committee thereof (the “Pricing Committee”) relating to, among other matters, the sale, issuance and registration of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

American Healthcare REIT, Inc.

February 27, 2026

7.
The ATM Equity Offering Sales Agreement, dated February 27, 2026 (the “Agreement”), among the Company, American Healthcare REIT Holdings, LP, a Delaware limited partnership, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Citizens JMP Securities, LLC, Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC and Truist Securities, Inc., each as sales agent for the Company, principal and/or (except in the case of Fifth Third Securities, Inc.) forward seller on behalf of the affiliated Forward Purchaser (as defined herein), and Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Citizens JMP Securities, LLC, Crédit Agricole Corporate and Investment Bank, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Royal Bank of Canada, Regions Securities LLC and Truist Bank, each as forward purchaser (in such capacity, each a “Forward Purchaser”);
8.
A certificate executed by an officer of the Company, dated as of the date hereof; and
9.
Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.
Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.
Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.
Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.
All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or

American Healthcare REIT, Inc.

February 27, 2026

written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.
The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VII of the Charter.
6.
Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.
The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.
The issuance of the Shares by the Company pursuant to the Agreement has been duly authorized and, when and if issued and delivered by the Company against payment therefor in accordance with the Agreement, the Registration Statement, the Prospectus Supplement, the Resolutions and any other resolutions adopted by the Board or the Pricing Committee, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby

American Healthcare REIT, Inc.

February 27, 2026

consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP